AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2001

                           REGISTRATION NO. 333- D.C.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 BLACK IPO, INC.
              ---------------------------------------------------
             (Exact name of registrant as specified in its charter)

   Colorado                       7389                          33-0933686
   --------                       ----                          ----------
  (State of           (Primary standard industrial            (I.R.S. employer
 Incorporation)         classification code number)       identification number)

   6125 Imperial Ave, San Diego, CA 92114; (1-888) 604-5266 fax (619) 527-0127
   ---------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)

                               Wendell R. Stemley
                               6125 Imperial Ave.
                               San Diego, CA 92114
                    Phone (619) 527-6395, Fax (619) 527-6396
                (Name, address, and telephone number of Agent for
                               Service of Process)

                                   Copies to:
         Malcolm D. Crawford, Esq.                   Ms. Jody Walker
         3631 E. 7th Ave. Pkwy.                      7941 S. Garfield Way
         Denver, Colorado 80206                      Littleton, CO 80122
        (303) 388-7752                               (303) 850-7637
        (303) 388-7755 - facsimile                   (303) 220-9902 - facsimile

Approximate Date of Commencement of Proposed Sale to the Public: Effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box [ X ]



                                           CALCULATION OF REGISTRATION FEE

---------------------------- -------------------- -------------------- -------------------- -------------------

    Title of Each Class         Amount to be       Proposed Offering   Proposed Aggregate       Amount of
    of Securities to be          Registered              Price           Offering Price        Registration
        Registered                                                                                 Fee
---------------------------- -------------------- -------------------- -------------------- -------------------

Series A Preferred Stock          1,000,000              $5.00(2)            $5,000,000           $1,450
   No par value(1)
---------------------------- -------------------- -------------------- -------------------- -------------------

(1)      Represents common stock being offered pursuant to this registration statement.
(2)      Arbitrary value solely for purposes of computing the registration fee.

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Preliminary Prospectus



                                 BLACK IPO, INC.
                             A Multicultural Company


                                   $ 5,000,000

              1,000,000 CLASS A SHARES OF SERIES A PREFERRED STOCK
                               AT $5.00 PER SHARE


     This offering is to capitalize our operations as a unique facilitator for minority business entrepreneurs to assist them to develop into publicly traded companies by learning our established methodology for securing private and public financing and implementing contracts with Fortune 1000 Companies and by teaching our Minority Inclusion Program. The Minimum capital will permit us to hire the minority contractors and participate as manager for the first of our $4.6 million portion of a multi-million dollar contract with the Disney Corporation at the Anaheim, California Disneyland Hotel. With $1.6 million completed in our First Quarter, we realized our first $15,000 net profit.

     We sponsor, germinate, incubate and finance minority business entrepreneurs in the "Old Economy" communications, electronics, construction, engineering, manufacturing, and high-precision industries and the "New Economy" high-technology companies.


     This is our initial public offering and no public market currently exists for our securities.

     An investment in our Class A common stock involves high risks, which are described in the "Risk Factors" Section beginning on page 3 in the prospectus.


                                   Per Class A
                           Voting Series A Preferred Share            Total
                           -------------------------------            -----

   Public Offering Price                 $5.00                       $5.00
   Underwriting Commissions                                          $
   Proceeds before Expenses              $                           $


     Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                    [Underwriter to be supplied by Amendment]



               The date of this Prospectus is ______________ 2001

                                TABLE OF CONTENTS

Summary OF THE OFFERING......................................................3
INVESTMENT CONSIDERATIONS....................................................4
RISK FACTORS.................................................................5
HISTORY AND BUSINESS.........................................................9
   Minority Inclusion Program(TM)............................................9
   Identity of American Companies Known for their
    "Minority Inclusion Programs(TM)"........................................9
   Women's Division..........................................................12
   Portfolio Companies.......................................................13
   The Internet Market Opportunity...........................................13
   Growth and Commercialization of the Internet and
    Interactive Communications...............................................13
   Our Merchant Banking and Incubation Services..............................15
   Our Portfolio Company Protocol............................................15
   Emerging Portfolio Companies' Common Challenges and Problems..............15
   The Company's Methodology to Overcome the Emerging
     Portfolio Companies' Problems...........................................17
   Criteria for Portfolio Company Selection..................................17
   Selection and Analysis....................................................19
   Our Strategy with Potential Portfolio Companies...........................19
   Summary of Selection and Analysis.........................................20
   Portfolio Company Operational Support.....................................20
   Our Investment Objectives.................................................21
   Principal Selection Strategies............................................22
   Our Growth Strategy.......................................................23
   Competition...............................................................23
   Portfolio Transactions....................................................23
MANAGEMENT...................................................................24
   Remuneration..............................................................25
   Principal Shareholders....................................................26
   Employee Incentive Stock Option Plan......................................26
STRATEGIC PARTNERSHIPS.......................................................26
USE OF PROCEEDS..............................................................27
DESCRIPTION OF SECURITIES....................................................27
   Common Stock..............................................................27
   Preferred Stock...........................................................27
LEGAL PROCEEDINGS............................................................28
ADDITIONAL INFORMATION.......................................................23
EXHIBIT A -

--------------------------------------------------------------------------------

                             Summary OF THE OFFERING

     You should read the entire Prospectus carefully, including the financial data and related notes before making an investment in the shares of our Class A Common Shares. This summary does not contain all of the information that you should consider before making an investment.

                              The Company's Mission Our mission is to directly contribute to and participate in the development of minority/multi-cultural businesses, economic growth and job creation with our investment in minority businesses that we will sponsor, incubate, supervise, and mentor. The Company, in partnership with major corporations and state and federal agencies and a team of business advisory board experts, will encourage the formation of new, high-growth businesses in the "Old Economy" communications, electronics, construction, engineering, manufacturing and high-tech industries and "New Economy"
                              (internet/technology). In order to do so, we will develop entrepreneurial ideas into highly focused and successful businesses by integrating qualified minority entrepreneurs with currently available contracts. We believe that our portfolio companies will succeed by tapping the services, support and knowledge of individuals and organizations that have extensive experience in starting successful companies.

                              Our Mission is to eliminate the void that has existed too long between minority entrepreneurs and the established investment community and we will bridge this structural and cultural barrier by accelerating growth, reducing risk and facilitating access to financing for minority companies through the methodology we have developed to change the way Wall Street has overlooked minority businesses in America by showing our partners that corporate America has the infrastructure in place to include minorities in business opportunities that most minority entrepreneurs are yet to be aware of.

                              We can facilitate this management by utilizing our alliances with major U.S. corporations and state and federal agencies that have existing "Minority Inclusion" contract protocols to quickly introduce our portfolio companies to these opportunities for their financial growth, accelerating time-to-market.

Corporate History             Black IPO was incorporated in May 2000 under the
                              laws of the State of Colorado. The Company's principal executive offices are located at 6125
                              Imperial Avenue, San Diego, California 92114. The telephone is (619) 527-6395. The fax is (619)
                              527-6396.

Initial Revenues              Our first contract was with the Disneyland
                              Corporation for their new Anaheim, CA Hotel for $4.6 million. During our First Quarter, we completed $1.6 million in construction and recorded $15,000 net profit. We are negotiating a multi-million dollar contract with the hotel at the new Padres Stadium in San Diego and a housing project in the City of Baton Rouge with the City of Baton Rouge, Louisiana for inter-city residential re-development.

Outstanding Securities        There are presently outstanding 5,600,000 Class B
                              Common Shares and no Preferred Shares have been issued prior to this offering. The Series B Common
                              Shares have been issued to our officers and directors for services rendered to the Company and no cash was received. The Series A Common Shares and the Series A Preferred Shares have priority in dividends and liquidation over the Class B Common
                              Shares.

Arbitrary                     The aggregate offering price and number of shares
Offering Price                to be offered was arbitrarily determined by the
                              Company.

Use of Proceeds               The proceeds from the offering will be used for
                              general corporate purposes, investing in the Company's portfolio companies and in marketing.
                              The Company will use the net proceeds of the offering over the next six months.

Plan of Distribution          The shares are being offered by
                              ____________________________________, a member of
                              the National Association of Securities Dealers,
                              Inc. for which they will receive a commission of $_____ per share on sales made by them, plus underwriter Warrants pursuant to NASD Regulations.

Escrow Account                The $1,000,000 minimum will be deposited in a
                              special escrow account at the Bank of America, San
                              Diego, California. Thereafter the sales proceeds will be deposited in the Company's corporate account. No assurance can be given that any sales will be realized from this offering.

Risk Factors                  See "Risk Factors" and the other information
                              included in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Shares

Access to Information         We will afford prospective investors the
                              opportunity to ask questions concerning the terms of this We will also provide any additional information that we have in our possession (or which we can acquire without unreasonable effort or expense) that is necessary to verify the accuracy of any information set forth in this memorandum and its exhibits.

The Offering                  The offering is one on a "best efforts" basis for
                              a minimum of 200,000 shares of Series A Preferred
                              Shares for an aggregate of $1,000,000 and a maximum of 1,000,000 shares for $5.00 per share for an aggregate of $5,000,000.

Operations                    We will arrange for marketing and the
                              implementation of contracts that we will negotiate with our portfolio companies through our Minority
                              Inclusion Program TM with Fortune 1000 companies and state and federal agencies which currently have the infrastructure in place to facilitate inclusion of minority businesses in their projects. As a managed investment company, we will sponsor, supervise, finance (and arrange for financing for) promising minority entrepreneurs.
                              We will assist and counsel for financing and arrange for the legal, accounting and underwriting, as well as the preparation of the documents for private and registered public offerings with the Securities and Exchange
                              Commission. We intend to concentrate on both "Old
                              Economy Businesses," such as construction, engineering, marketing, fabrication, and high-precision technology, and the "New Economy" high technology in order to achieve balance and benefit from the growth of B2B and B2C e-commerce.

No Commitment                 There has been no commitment by anyone to purchase
To Purchase Shares            any of the shares being offered.

Suitability                   An investment in the Company is intended to
                              provide investors an opportunity to participate in the potential economic returns from a "development stage" company dedicated to carry out our Minority
                              Inclusion Program TM. The purposes of the Company are to identify and grow minority businesses through our sponsorship, incubation and supervision. The suitability of a purchase of units will depend upon, among other things, the investor's investment objectives and the investor's ability and willingness to accept highly speculative risks associated with a niche minority business protocol.

--------------------------------------------------------------------------------

                            INVESTMENT CONSIDERATIONS

     This Memorandum contains certain Forward-Looking Statements within the meaning of Section 27A of the Securities Act and information relating to the Company that is based on the beliefs of the Company and its principals; as well as assumptions made by and information currently available to them. These statements include, among other things, the discussion of the Company's contemplated portfolio and business strategy, and its expectations concerning its future operations and profitability. When used herein, the words "anticipate," "feel," believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to the Company or its principals, are intended to identify forward-looking statements. Such statements reflect the current view of the Company respecting future events and are subject to certain risks and uncertainties noted, particularly those related to the Company's operations and strategy, competitive factors, changes in legal and regulatory requirements, general economic conditions, and other factors described herein. Although the Company has attempted to identify important facts that could cause actual results to differ materially, there may be other factors that could cause the forward-looking statements not to come true as anticipated, believed, estimated, expected, planned, or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Neither the Company nor any other person undertakes any obligation to revise these forward-looking statements, to identify important facts, or to reflect the occurrence of unanticipated events after the date hereof that could cause actual results to differ materially.

                                  RISK FACTORS

Development Stage Corporation

     We are a development stage company and have not conducted any significant operations to date or received any operating revenues. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in the Company's stage of development, many of which may be our control. These include, but are not limited to, unanticipated problems relating to its proposed business operations.

Control by Principal Shareholders

     Our officers and directors are the holders of 100% of the 5,600,000 Class B voting Common Shares outstanding. Consequently, these holders of the Class B Common Shares are anticipated to control all matters requiring a vote of the Voting Common Shares of the Company, inasmuch as the holders of the Series A voting Preferred Shares will have 1,000,000 votes if this offering is fully subscribed.

Continuing Need for Additional Financing

     Because we anticipate that the proceeds from this offering will be utilized within the next six to nine months and in anticipation of the continuing need to sponsor and finance minority entrepreneurial companies we will be required to seek additional equity or debt financing to fund the costs of unanticipated expenditures, and there can be no assurance of our success in raising additional capital. We have no current arrangements with respect to, or potential sources of additional financing. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all.

Uncertainty of Successful Operations

     No assurance can be given that our proposed operations will be successfully developed, commercialized and accepted by the marketplace or that sufficient revenues will be realized to support operations or future research and development programs. Our future growth and profitability will depend, in large part, on the success of its personnel and others in fostering acceptance of a unique business protocol. There can be no assurance that our efforts or those of others upon whom we may be dependent will be successful or that any of its proposed operations will receive the necessary acceptance by the communities we will serve.

No Public Market

     Prior to this Offering there has been no public market for the Common Stock, or the Series A preferred Stock being offered by this Prospectus and there can be no assurance that an active trading market will develop subsequent to this Offering. Moreover, the trading price of the Common Stock may be very volatile and subject to significant fluctuations in any public market that develops, depending upon a number of factors including variations in our operating results for the investment and reinvestment of our funds in suitable investments.

Directors and Officers Liability Insurance

     The Company may, at its discretion, obtain directors and officers (D&O) liability insurance. Such insurance is generally very expensive to maintain. If the Company is unable or unwilling to obtain or maintain D&O liability insurance to cover amounts, if any, required to indemnify the Company, any payments made by the Company under a liability judgment could have a negative material effect on the Company's earnings and cash flow.

No Dividends

     The Company has never paid any cash dividends on its common shares, and its board of directors intends to continue this no-dividend policy with respect to the common shares for the foreseeable on preferred future. In addition, the payment of cash dividends on the common shares in the future (if ever declared by the board) could potentially be limited or prohibited by the terms of financing agreements that may be entered into by the Company (e.g., a bank line of credit or an agreement relating to the issuance of other debt securities of the Company) or by the terms of any preferred stock that may be issued.

Shares Eligible for Future Sale

     The sale or other disposition of all of the currently outstanding Common Shares is restricted by the Securities Act. In the future, these shares may only be sold in compliance with Rule 144 promulgated under the Securities Act or another exemption from registration thereunder unless such shares are registered. Actual sales or the prospect of sales of such common shares under Rule 144 or otherwise in the future may depress the prices of the company's securities or any market that may develop, and also make it difficult to sell the Company's securities purchased by investors herein.

Our Revenues are Substantially Dependent Upon the Success of Our Portfolio Companies

     Because we anticipate making both debt and equity investments in our portfolio companies, the return to our shareholders is dependent in part upon the success of our portfolio companies, both as to the return of any monies loaned to our portfolio companies and upon the market value and net asset value for loan purposes of the securities the Company owns in these portfolio enterprises. However, as with our first $3,000,000 construction contracts we will derive revenues from acting as the project manager.

Possible Inability to Secure Profitable Portfolio Companies

     It is possible that management may not be successful in identifying portfolio companies, and to supervise and assist management of these companies in promoting their products, operating efficiently or effectively marketing their companies to maximize, or create profits, with the result that one or more of our portfolio companies could sustain a loss, and that loss could be material.

Substantial Competition

     There are several multi-million dollar companies that serve as investment companies for the supervision and incubation of emerging companies, both for the "Old Economy" and the "New Economy." These companies are well established, have proven management, substantial capital and many are publicly traded with a history of profitable operations and we may anticipate that we may not be able to effectively compete to encourage targeted minority companies to affiliate with us as compared with their perceived opportunities with our more successful competitors.

Current Adverse Market Conditions

     Since March 2000, technology and Internet companies have suffered substantial adverse market conditions and as a result investment companies acting as incubators have found it more difficult than previously to attract the necessary capital to fund their operations inasmuch as their market prices have declined substantially. According to an article in The New York Times, Sunday, July 2, 2000, these companies were heavily invested in the "new economy" technology sector. In contrast, our Company's integration of "old economy" businesses into our portfolio differentiates us significantly from the conventional Internet/Technology Incubators reviewed. The decline by some of the leading public incubators such as CMGI of Vandover, Massachusetts, Internet Capital Group, and Safeguard Scientifics, both of Wayne, Pennsylvania varied from 40% to 80%, and other leaders, such as IdeaLab! of Pasadena, California and Divine Interventures of Lisle, Illinois have delayed their public offerings.

Investment Company Act

     Avoidance of registration under the Investment Company Act of 1940 may create adverse economic conditions. The Investment Company Act of 1940 requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading securities. A company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exception or safe harbor applies. Securities issued by companies other than majority owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act. Although we plan to file an application with the Commission requesting an order declaring that we are not primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities at such time as we reach the 40% threshold, there can be no assurance that the Commission will grant our request inasmuch as it has significant discretion. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy of equity growth through creating, building and operating our targeted minority portfolio companies. Consequently, we may have to take actions, including buying, refraining from buying, selling or refraining from selling securities, when we would otherwise not choose in order to continue to avoid registration under the Investment Company Act. For example, we may have to ensure that we retain controlling ownership interest in our portfolio companies after their initial public offerings, which would require us to expend significant amounts of capital that we might otherwise use to create or acquire other companies.

Arbitrary Determination of Offering Price

     The price of the Class A Common Stock has been determined by Management based upon its evaluation of management and its financial advisors on market conditions, and future potential growth of the Company and is not necessarily related to the Company's asset value, net worth, potential earnings or results of operations.

Subsequent Financing

     The availability of subsequent financing to complete our national portfolio buildout is subject to our ability to raise additional capital through our officers and directors and/or attract an underwriter or institutional investors, market conditions, and several other factors, and there can be no assurance that such financing will occur. If the Company is unable to complete this offering, or is unable to obtain subsequent financing, purchasers of the units may lose their entire investment.

            Management Discussion and Analysis of Financial Condition

     You should read this discussion together with the financial statements and other financial information included in this Memorandum.

     Trends and Uncertainties. Demand our services will be dependent on, among other things, market acceptance of our concept, the quality of our services, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities will be the receipt of revenues as a facilitator, as general contractor and manager of a variety of sub-contractors and vendors to complete each project contract, our business operations may be adversely affected by competitors and prolonged recessionary periods.

     Capital and Source of Liquidity. Substantially all of the initial working capital has been derived from the net operating revenue resulting from the $4,461,000 Walt Disney Corporation Construction Contract. Revenues from our initial and first third-party agreement commenced in November 2000 with approximately $2,000,000 and increased to the approximately $2,461,000 in April 2001. We require substantial capital in order to meet our ongoing corporate obligations and in order to continue and expand our current and strategic business plans.

     For the period July 1, 2000 to March 31, 2001 (the date of audited financial statement), we incurred startup, general, administrative and development costs, purchase of office equipment of $42,000.

     During this period, we've received a cash commitment of $3,200,000 from a nonaffiliated third-party investor as an initial cash contribution into an escrow account to be utilized as our asset to comply with the net asset requirements to be listed on the national NASDAQ exchange upon the effectiveness of our Registration Statement filed on Form SB-2 in August _____, 2001. In consideration of this financial commitment, the Company anticipates issuing the Guarantor 350,000 Warrants to purchase an equivalent number of Class A Common Shares over the next three years at an exercise price of $2.00 per share. There can be no assurance that this financing will be consummated pursuant to the commitment by the investors.

     The Company has made arrangement with an A Rated Treasury Surety for a $5,000,000 construction bond for its various projects including the Disney Hotel project in Anaheim, California the Ball Park Hotel in San Diego, California and the City of Baton Rogue, Louisiana project that is anticipated to involve the building and rebuilding of an initial 100 homes in the inner city at an anticipated cost of $70,000. The Company's third-party investor guaranteed the Surety bond and in return, we have agreed to issue this Guarantor 300,000 shares of Class A Common Stock.

     Results of Operations. During the period from the inception of our operations on March 31, 2001, we had a net profit from operations of $15,122 for Gross Revenues of $3,462,749. Operating expenses consisted of $42,000 and $3,401,950, in payment to third-party subcontractors.

     Plan of Operation. We are in the development stage and have conducted limited operations to date, and commenced receiving revenues in November 2000. We may experience problems; delays, expenses, and difficulties sometimes encountered by an enterprise in our stage of development, many of which are beyond our control. These include, but are not limited to, unanticipated problems relating to the development of our business plan, marketing problems, additional costs and expenses that may exceed current estimates, and competition.

     Liquidity. On a long-term basis, liquidity is dependent on continuation and expansion of operation and receipt of revenues, additional infusions of capital, and debt financing. We believe that additional capital and debt financing in the short term will allow us to increase our marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. Although we have filed with the Securities and Exchange Commission, a Regulation D offering for the Private Placement of our common stock, we have not yet commenced marketing our securities and do not know whether we will be successful in marketing our securities in view of the overall decrease in the value of marketable securities in the United Sates markets during the past several months. Further, the third-party investor referred to above is not contractually liable for the capital contribution required to meet the asset test for NASDAQ listing. Therefore, there can be no assurance that we will be able to obtain additional equity or debt financing in the future.

                              HISTORY AND BUSINESS

Minority Inclusion Program(TM)

     In July 2000, we received our first multi-million dollar contract with the Disney Corporation for the new Anaheim, California Disneyland Hotel. The new capital will permit us to choose our first portfolio companies from the minority contractors we will employ, and participate as manager in the capacity of general partner for this project.

     Our management has a 15-year history for the "Inclusion" of minority businesses with major United States companies and governmental agencies commencing with Mr. Stemley's formation of Advanced Test Systems Engineering for a value-added reseller agreement with Hewlett Packard Corporation followed by minority participation contracts with companies such as Westinghouse, Teletronic, Hughes Aerospace, International Business Machines, as well as, the United States Air Force and the United States Navy. Mr. Stemley has been one of the nation's leading advocates for minority business inclusion, generating minority business participation for some of America's largest projects. He served as an advisor to the Atlanta, Georgia 1996 Committee for the Olympic Games, as a representative of the minority-owned Watson Construction Company, where he was responsible for generating over $1 million in contracts and generated the opportunity for a substantial number of other minority vendors to obtain contracts. As a member of the City of San Diego Mega Project Committee Advisory Board, he was responsible for tripling the number of minority business contracts, exceeding $3 million in 1999 and anticipated to be substantially greater for the year 2000. For the $200 million San Diego Convention Center Expansion, as a member of the Citizens Equal Opportunity Commission, he was responsible for securing a million-dollar contract for his own company and generating similar opportunities for other minority businesses; and for the $700 million Washington, D.C. Convention Center. He was an advisor to the Local Chapter of the National Association of Minority Contractors where he generated over $30 million in minority contracts.

     Our company secures construction, manufacturing, and engineering contracts with major American corporations, state and federal agencies. Our Company will in effect serve as a "project manager." Management will seek the subcontractors from its roster of talented and promising minority firms in their respective areas of expertise and the subcontracting will provide for our Company's supervision, mentoring, financing and coordinating as the circumstances dictate, and our extensive database, accumulated over the last decade of companies and governmental agencies that have accepted the "Minority Inclusion(TM)" concept through the efforts of our President, Wendell Stemley

Identity of American Companies Known for their "Minority Inclusion Programs(TM)"

     Since 1998, Mr. Stemley has been the Executive Director of the National Association of Minority Contractors ("NAMC").

     The following is a partial list of the companies which are in the NAMC database which we have identified as being companies with programs available to facilitate the "Inclusion" of minorities in their business dealings:



    o        Allstate Insurance Company        o        Gilbane Building Company         o        Media One, Inc.
    o        Amtrak National Railroad          o        Hensel Phelps Construction Co.   o        Michelin North America, Inc.
    o        Aviation Constructors             o        Heery International, Inc.        o        Morse Diesel, Int. *
    o        Barton Malow Company              o        J.A. Jones Construction Co.*     o        Nova Group, Inc.*
    o        Bechtel Corporation               o        Kaiser Permanente*               o        Perini Corporation
    o        Beers Construction Company        o        Kraus Anderson Construction      o        Rite Aid Corporation*
    o        Bovis, Inc.                       o        McAfee Manufacturing*            o        Southwest Gas Corporation
    o        The Clark Construction Group,     o        McDonald's Corporation*          o        Sverdrup Corporation
             Inc.

------------------
     * Asterisk denotes our initial targeted companies.

                                       9



     The Dartmouth University Tuck School of Business, with case study support from Harvard University in their "Minority Business Executive Program," in July
2000 provided a scholarship to Mr. Stemley, the Company's founder and president as a participant and concluding speaker in this prestigious Business Executive
Program. The following companies provided scholarship support and participation:
*Denotes our initial targeted companies.

    o        Allison Transmission - Div of     o        Ford Motor Company           o        New England MPC
             GMC
    o        American Airlines, Inc.           o        Foster Wheeler               o        Newport News Shipbuilding
                                                                                              & Dry Dock co.
    o        Arkansas RMSDC                    o        Frito-Lay Inc.
    o        Baltimore Gas & Electric          o        General Electric Co.         o        Pitney Bowles Inc.
    o        Bank of America                   o        Gulf South MSDC              o        Potomac Electric Power Co.
    o        Bell Atlantic                     o        Houston MBC                  o        Ralston Purina Co.
    o        BellSouth Inc.                    o        Indiana RMSDC                o        Raytheon Company
    o        The Boeing Company                o        Indianapolis Power & Light   o        S.C. Johnson Wax
                                                        Co.
    o        Borden Inc.                       o        Johnson Controls Inc.        o        St. Louis MBC
    o        Chicago MSDC                      o        Kansas City MSDC             o        Shell Oil Company
    o        Citibank, NA                      o        Kelly Services, Inc.         o        Southern California Gas Co.
    o        Cleveland RMPC                    o        Kraft Foods, Inc.            o        Southern California RPC
    o        Cole Chemical & Distributing,     o        Eli Lilly and Company        o        Southwestern Bell
             Inc.
    o        Columbus RMSDC                    o        Lockheed Martin Corporation  o        Sprint
    o        Connecticut MPC                   o        Lucent Technologies Inc.     o        Texaco, Inc.*
    o        Conoco Inc.*                      o        Macy East                    o        Tuck MBEP Alumni
    o        Dallas/Ft. Worth MBDC             o        Merrill Lynch                o        Upstate New York RMPC
    o        Delaware Valley MBRC              o        MCI Telecommunications       o        U.S. Postal Service*
                                                        Corp.
    o        Deluxe Corporation                o        Michigan MBDC                o        U.S. Small Business
    o        The Walt Disney Corporation       o        Miller Brewing Company                Administration*
    o        E. I. du Pont de Nemours & Co.    o        Minnesota MSDC               o        Virginia Power/ North
                                                                                              Carolina Power
    o        Eastman Kodak Company             o        Minority Business
                                                        Development
    o        Energy Corporation                         Agency, DOC                  o        Virginia RMSDC
    o        Exxon Corporation                 o        National Aquarium in         o        Washington Gas Light Co.
                                                        Baltimore
    o        Fannie Mae                        o        NAPM                         o        Xerox Corp.*
    o        Florida RMPC                      o        NAPM - NJ

     The company's initial Minority Inclusion Program TM includes the following:

     >> Management has identified over $7 million in contracts we believe are available from the National Association of Minority Contractors "Minority Inclusion" companies by the third quarter of this year.

     >>   Disney Corporation for the Anaheim, California Disneyland Hotel

     >> Angel Capital Electronic Network (ACE-Net) operates in connection with the University of California at San Diego. The Company will utilize ACE-Net, which provides precedent-setting solutions to the problem of raising equity capital for development-stage companies seeking investments in the range of $250,000 - $5 million. ACE-Net was developed at the recommendation of the 1995 White House Conference on Small Business to improve capital formation and regulatory climate for emerging companies who were limited in the ability to network with accredited investors and the cost of pursuing and closing these transactions. ACE-Net was developed in collaboration with the Securities and Exchange Commission and the state securities regulators comprising the initial North American Securities Administrators Association and the Small Business Administration's Office of Advocacy for developing an Internet forum for the listing of securities offerings of emerging companies and to:

               >> Develop the business plans and network with accredited investors,

               >> List on the ACE-Net National Internet homepage notification of their securities offerings (private offerings prior to registration with the Commission, such as Regulation D.) These listings are available on a "password" basis only by accredited investors which will permit local networks to be extended into a national system at a low cost,

               >> Permit angels to select quickly and efficiently the companies of interest by such factors as market technology, investment size, stage of company developments, geographic location and minority or women-owned status,

               >> Reduce the cost of transactions by providing angels and entrepreneurs with model terms and conditions for securities transactions included in the mentoring programs of the participating state and university systems,

               >> Utilization of the Department of Defense listing for 200 Small Business Innovation Research Award winners on the ACE-Net, licensed by SBA's Office of Technology to permit the search of all 15,000 SBIR awards on a publicly accessible basis through the Office of Technology's homepage using the same search criteria as ACE-Net,

     >> Automobile Dealerships: Management's next program is to find a responsible, experienced minority automobile dealer to participate in the "Ford Minority Dealership Programs" through Ford's Minority Dealer's Association in South Field, Michigan. Under this program, Ford Motor Co. has dealerships available for minority individuals which require an initial minimum $200,000 investment. Ford will provide a management team and training for those individuals. The Company intends to invest this minimum capital and be an equity partner with the minority dealer. Projected gross annual sales for this dealership are $20,000,000. Additionally, many of the other major automakers have similar programs which we will be positioned to assist minority businesses in obtaining.

     >> MVP.com Affiliation Program. MVP.com is the largest Internet destination for active sports, fitness and outdoor enthusiasts, offering premier merchandise along with insights from the world's top performers, the founders of MVP.com: John Elway, Michael Jordan and Wayne Gretzky. We will buy advertising on major urban web-sites (e.g., Black Entertainment Television) to advertise our web-site, where we will feature the MVP.com national line of sports merchandise for which we will receive a 10% commission for all sales that we originate. Through our affiliation with Edward Romero and Wilson, his multi-cultural marketing public relations and advertising agency to reach out into the media that is directed to all of the diverse minorities in America. We will be adding an e-commerce component to our website (www.BlackIPO.com) with our own online sports retail store featuring the finest sports related products, which we will secure from minority manufacturers.

     >> Emerging Markets Magazine. Emerging Markets Magazine is an established multi-cultural magazine. It is distributed nationwide to subscribers who are leaders of multi-cultural organizations throughout the United States. Emerging Markets Magazine highlights multi-cultural companies, with a profile of the minority executives and a discussion of the business performed by those companies. The magazine has a circulation of 50,000 and readership of 150,000.

Women's Division

     We have included this women's division under the direction of our Secretary, Ms. Muriel Certo, to facilitate access to our Minority Inclusion Program TM by women entrepreneurs. The main objective of the Women's Division of the Company is to facilitate access to capital and contracts by women entrepreneurs and to identify and incubate women-founded companies with large market potential.

     During the past decade, women have been starting their own businesses at nearly twice the national average and they now own 38 percent of all U.S. firms. Since 1987, the number of female-owned ventures has doubled from 4.5 million to
9.1 million, according to the National Foundation of Women Business Owners (NFWBO). Women employ 18.5 million people and generate 3.1 trillion dollars in sales. Women-owned businesses employ 35 percent more people than Fortune 500 companies. Women-owned businesses are growing faster than the economy in each of the top 50 metropolitan areas in the United States. Sales by women-owned business increased 237 percent between 1987 and 1996.

     Despite the measurable success of women in business, a disproportionately small percentage of venture capital goes into women-founded businesses. Over 30 percent of all newly formed women-owned businesses are in the technology-based sector. Yet women received only 1.6 percent of the 33.5 billion dollars invested by venture capitalists between 1991 and 1996. According to recent statistics from Venture One, in 1999, only 4 percent of venture capital investment in IT and 6 percent of venture capital investments in health care went to companies with women CEO's. The National Foundation of Women Business Owners reports that of nearly 8 million businesses owned by women in the United States, less than 2% have used venture capital financing.

     Our Women's Division will reverse these trends, assisting qualified women in obtaining the capital and contracts they require to excel by sponsoring, incubating and supervising their growth.

Portfolio Companies

     The Company also intends to create value for our stockholders by creating or identifying, and incubating and growing minority companies which we will include in our portfolio of minority companies. We believe that these multi-cultural companies will benefit from our collective experience and resources; and as a result, be in a better position to succeed. Our principal resources will include the experience and industry relationships of our management team, our directors and our national advisory board.

The Internet Market Opportunity

     The Internet is rapidly becoming a critical resource for businesses. Companies that successfully establish an online presence can more effectively conduct business with partners and suppliers, communicate with customers and employees, and address the rapidly growing global phase of online customers. Forrester Research, an independent research firm in Cambridge, Massachusetts predicts that the number of United States online businesses will grow from 1.8 million (or 29% of all U.S. enterprises) in 1998 to 4.3 million (up to 55% of all U.S. enterprises) by 2003. Forrester Research also projects that the U.S. B2B e-commerce market, which they define as the inter-company trade of hard goods over the Internet, will grow from $43 billion in 1998 to $1.3 trillion by 2003.

     We believe that the emergence of this New Economy presents us with significant opportunities to provide merchant banking services and incubation services to minority development-stage companies that have the potential to succeed in the New Economy. The New Economy also provides us with significant opportunities to assist our subcontracting and portfolio companies by providing development of websites, web hosting, and domain registration for these companies. In addition, we believe an opportunity exists to provide these services to companies that are located in underserved geographic regions that not only have substantial growth market potential, but from which our minority profile companies may be expected to originate. According to a recent survey published by PricewaterhouseCoopers, approximately 60% of the venture capital invested during the first nine months of 1999 was invested in California and New England. Our efforts will be directed to assisting companies in underserved minority markets throughout the United States.

Growth and Commercialization of the Internet and Interactive Communications

     The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation estimates that the number of Internet users will grow from approximately 256 million worldwide at the end of 2000 to approximately 502 million by the end of 2003. As a result of this dramatic increase in the number of Internet users, the dollar volume of commerce conducted over the Internet is expected to continue growing, as is the need for infrastructure and services to effectively serve this growing population of Internet users. Forrester Research estimates that the total value of goods and services purchased on the Internet by businesses and consumers will increase from approximately $406 billion in 2000 to approximately $2.7 trillion in 2004, and International Data Corporation estimates that Internet business infrastructure spending will increase from approximately $190 billion in 1999 to $917 billion in 2003. At the same time, the proliferation of other real-time interactive communications technologies such as Internet telephony, cable and wireless devices has created new opportunities to satisfy unmet market needs.

     Thus, the Internet's growth into a mass medium has created tremendous opportunities for new companies that can take advantage of the efficiencies it provides in order to meet market demands. Online and traditional businesses can use real-time interactive communications to obtain accurate, real-time information, create more efficient markets and add a dynamic and collaborative dimension to their relationships with customers, suppliers and trading partners. Individuals are also increasingly using the Internet to streamline various household functions and to reduce their costs for consumer goods and other expenditures. We believe that there are significant opportunities for companies that can empower businesses and consumers to realize the efficiencies made possible by the Internet.

     While we recognize that despite the amazing growth of the Internet, it is estimated that only 20% of its applications have become commercialized. Nonetheless, the market corrections in the Spring of 2000 dictate that whenever our Management evaluates Internet opportunities, it must focus on companies that clearly meet all of the criteria set forth in this Memorandum, with a dedicated niche market and revenues established or predicted with a reasonable degree of accuracy for success.

Our Merchant Banking and Incubation Services

     Our merchant banking and incubation services will include:

     >>   STRATEGIC GUIDANCE AND BUSINESS PLANNING

          We assist our clients in developing and refining business strategies to maximize the potential to be successful, reduce risk of failure, and accelerate time to market. We provide assistance with business strategy, marketing strategy and competitive positioning.

     >>   ORGANIZATIONAL DEVELOPMENT AND OPERATIONAL SUPPORT

          Once the business plan is complete, we assist our clients in organizational development and executive recruiting. We can provide temporary office facilities if needed; we assist in selecting and engaging technical and professional service providers through the resources of our directors, advisory board members and management team; and we provide technical consulting through the experience and resources of our directors and advisory board members.

     >>   INVESTMENT BANKING AND FINANCIAL ADVISORY SERVICES

          These services will be coordinated and supervised by Donaldson, Lufkin & Jenrette.

     >>   PROVIDING SEED CAPITAL AND LATER-STAGE GROWTH CAPITAL

          As part of our merchant banking activities, in coordination with our strategic partner DLJ, we expect, from time to time and as opportunities arise, to provide seed capital, later stage investment capital and other types of capital infusions and financing to certain of our portfolio companies. These activities are anticipated to generate significant equity positions in portfolio companies for us.

Our Portfolio Company Protocol

     Our unique organizational structure is designed to enable each company in our portfolio to achieve focus and strength in its market as an independent entity, but also allows each company to benefit from our portfolio of companies and the strengths of the centralized services we provide. We believe that this structure creates a balance, which enables each portfolio company to execute its business plan with greater speed and focus.

     We are structured to provide our portfolio companies with strategic expertise, operational assistance from our in-house management, advisory board and third-party service providers, and access to our business relationship both inside and outside the financial support. By providing these services, the entrepreneurs managing the businesses are free to concentrate primarily on the rapid execution of their business plans. In addition, the Company's operating methods are designed to promote and accelerate bringing their concept to market. The Company plans to continue using its collective knowledge and resources to create new business ideas and to actively develop the business models, strategies, operations and management teams of all our portfolio companies.

Emerging Portfolio Companies' Common Challenges and Problems

     Emerging companies face many challenges in their pursuit of success, including the following:

     >> Our evaluation of the development of a successful business model is that companies must develop business models to provide the solutions demanded by consumers and businesses. This requires the relevant experience and strategic vision to evaluate the viability of a given business model, the flexibility to adapt business models to address emerging opportunities, and the ability to quickly establish relationships with potential suppliers, customers and strategic partners.

     >> Corporate Infrastructure. Organizing a sophisticated corporate infrastructure to support rapid growth and achieve a competitive advantage, emerging companies must quickly develop systems and procedures in a wide range of functional areas, including sales and marketing, operations, information technology, accounting, legalities, business development, executive recruiting and human resources. This typically requires key personnel to assume responsibility for many of these functional areas simultaneously until sufficient expertise can be brought in-house or suitable service providers identified.

     >> Selecting Experienced Personnel. Emerging and development stage companies require management and technical personnel with expertise in each functional area, a deep understanding of the opportunities presented by the ability to manage rapid growth and the flexibility to adapt to the changing marketplace. Competition for people with the skills required in the marketplace is intense, and the best employees demand compensation commensurate with their skills.

     >> Recognizing Evolving Market Conditions. Intense competition, low barriers to entry and the continual creation of new technologies and business models characterized the evolution of both the Old and the New Economy. Companies must navigate these risks on their own, often committing to business models or technology platforms without adequate information, or without the strategic relationships that would enable them to rapidly adapt their businesses to changing market conditions.

The Company's Methodology to Overcome the Emerging Portfolio Companies' Problems

     Our Business Plan states that we will operate each of our portfolio businesses as a separate Company rather than as a Division of the Company. Consequently, each business retains the adaptability and entrepreneurialism of a small company while benefiting from the economies of scale, information sharing and other synergies associated with inclusion in our portfolio. In addition, each portfolio company has its own pool of equity to provide a compelling incentive to recruit and retain top talent.

     Our business model to which we believe we must strictly adhere, is that we will provide all of our portfolio companies with all of the necessary resources to meet the challenges faced by emerging companies in their formation, development and growth. Our experience in creating, building and operating businesses enables us to quickly and efficiently bring innovative new companies to market and to build our existing companies into market leaders. Our methodology insists on:

     >>   A detailed analysis for selection of portfolio companies;

     >>   Operational support; and

     >>   Strategic guidance and direction.

Criteria for Portfolio Company Selection

     Among the many criteria whether to assist minority business are the following, each of which must be evaluated and analyzed:

     >>   Is there a large previously identified market or market niche need?

     >> Does the business model have a significantly better solution for an already identified market need?

     >> Has the entrepreneur identified a more unique model to penetrate the niche business?

     >>   Are there barriers to entry without recognizable solutions?

     >>   Can the marketing be enhanced by existing customers?

     >> Does the minority entrepreneur show a sustainable competitive advantage?

     >>   Can the minority business model attract national strategic partners?

Selection and Analysis

     We will carefully evaluate and analyze portfolio company potential and operational needs, offering strategic guidance and direction to quickly and efficiently bring innovative new portfolio companies to market and build them into market leaders. As we evaluate a market, we recognize we will need to become convinced that a company can acquire leadership over time in a large and growing market. Our criteria for selecting our portfolio companies and entrepreneurs is:

     >> Evaluate Business Plan/Assess Management. We request a business plan and resumes of management from entrepreneurs. We meet with the best of these entrepreneurs and attempt to identify traits associated with entrepreneurial success such as high energy, a must-win attitude, intellectual brilliance, high personal integrity, relevant experience, a strong work ethic, and the ability to prioritize and focus. The business plan must demonstrate the company's vision, value proposition, risk involved and business model along with realistic steps for achieving the plan.

     >> Market Evaluation. The Company has developed relationships with market experts in addition to our own experience. Each contact is a valuable source of information about individual markets and the viability that a company can attain leadership in its market.

     >> Determine Viability of Business Model. Business models with high gross and operating margins and low capital intensiveness are the best candidates for superior return on equity invested.

     >> Selecting Experienced Personnel. Emerging and development stage companies require management and technical personnel with expertise in each functional area, a deep understanding of the opportunities, the ability to manage growth and the flexibility to adapt to the changing marketplace.

     >> Reference Check. Each entrepreneur will supply a list of references to get to know the entrepreneur's past experience, strengths, weaknesses and work habits. We make it a point to get references outside this list as well, to avoid "cherry picked references."

     >> Product and Technology Evaluations. To evaluate technology we do not rely on in-house expertise alone, but contact appropriate specialists to evaluate the feasibility of the business.

     >> Decision. When we decide on an investment, a term sheet is developed for negotiation. Valuation, board seats, vesting schedules, salaries and so forth are all discussed and terms are agreed to.

     >> Recognizing Evolving Market Conditions. Intense competition and the continual creation of new technologies are risks companies must navigate on their own. We must have adequate information and strategic relationships to enable them to adapt their businesses to changing market conditions.

Our Strategy with Potential Portfolio Companies

     Our business methodology consists of not only our own conceptualization of a new business, but selection and analysis, company building and analysis, portfolio company building and operational support from our executive group. In addition, we will continuously offer strategic guidance and direction so as to quickly and efficiently bring innovative new portfolio companies to market by building our portfolio companies into market leaders in each of their respective niches. The classification of this structure can be summarized as follows:

     >> Selection and Analysis. Our executive group will be continually generating ideas for innovative business models. We will measure each idea against several criteria, including:

          o Whether the potential portfolio company addresses an unmet market need;
          o Its potential to benefit and be synergistic with other portfolio companies; and
          o Its ability to generate in creasing efficiencies as its business grows, all of which we will have determined through qualitative and quantitative analysis - to create a prototype that has been subjected to extensive testing.

     >> Guidance and Direction. Together with senior management of a targeted portfolio company, we will develop business models, strategies, operations and management teams of all our portfolio companies throughout their lifecycles to ensure that each portfolio company benefits fully from our collective experiences. To this end, our senior executives, members of our board of directors and of our national advisory board will serve on the boards of directors of our portfolio companies and participate in consultation and informal communications that will allow us to take an active hands-on role in the ongoing oversight and strategic management of our companies. Our operating methods are designed to promote commercial relationships among our companies, which we believe will enhance the value of each portfolio company.

     >> Portfolio Company Building and Operational Support. Portfolio companies will be provided with operational assistance from our various in-house divisions and third party service providers, and access to our business and financial relationships. We propose, where possible, to have the portfolio companies located in a common facility which is designed to foster a collaborative process and a sharing of best practices among the companies in these locations. Our managing directors, entrepreneurs-in-residence and operational vice presidents will provide strategic guidance as well as assistance in sales, marketing and management, executive recruiting, web development and information technology, and legal, finance, accounting and human resources to our portfolio companies.

         Our objective is to increase the value of our targeted portfolio companies by continually creating new business ideas and acquiring existing businesses in markets that complement our targeted, and then existing portfolio companies. We believe that we can enhance stockholder value by engaging in business through an integrated portfolio of companies in which we own significant stakes over the long term. We intend to continue establishing additional facilities where we can match our new business criteria with talented entrepreneurs offering us portfolio companies that fit within the framework of our guidelines.

Summary of Selection and Analysis

     The selection of portfolio investments and the day-to-day management of our investments, including our investment practices and techniques, will be the responsibility of certain of our officers who serve under the direction of our board of directors. We have not adopted a fixed policy concerning the types of business we can invest in, the types of securities we will hold or the amount of funds which can be invested in any one portfolio company. We reserve the freedom to invest in any kind of security or asset and to engage in business operations to the extent considered beneficial in achieving our investment objectives. Our investments in clients may take many forms, including preferred or common equity, debt, debt with equity features, warrants or options, convertible securities and other forms of ownership interests. We may change our investment objective and policies without a vote of the holders of a majority of our common stock.

Portfolio Company Operational Support

     At all stages of a portfolio company's growth, our internal management team will continually communicate the best practices we have learned by providing management mentoring, market intelligence and operational support. Our Company building and operational support process is broadly supported by our own internal executive infrastructure together with our third-party consultants and strategic partners.

     Our organizational goal is to achieve an optimal balance between centralization and decentralization. We believe that synergy among our companies is achieved at many levels. As the corporate portfolio hub, we will be able to observe and encourage relationships between our companies. We enable our entrepreneurs to concentrate primarily on the rapid execution of their business plans by providing them with operational support and access to our collective resources. We believe that the support we provide to our companies reduces the rate at which they consume capital, slowing the need for additional dilutive investments.

     Shared Facilities. Where practicable, we will have a portfolio company housed either at the parent company's offices or as a cluster of multiple portfolio companies to foster an open collaborative process among all the companies in each facility. The proximity of the companies encourages the formal and informal sharing of knowledge and best practices and allows us to provide our portfolio services conveniently and effectively.

     Sharing of Resources. The Company's infrastructure will provide an environment for informal and formal collaboration among our companies. Early stage companies in particular, benefit from the collective experience of the professionals and other companies who have already addressed similar issues.

Personnel from various functional areas, including marketing, sales, human resources, and technology, also will meet regularly to exchange ideas and leverage their combined experience. All our portfolio companies will have access to our internet, which contains valuable information about web development and management information systems, accounting and human resources procedures and portfolio-wide marketing and business development arrangements. Our companies also will collaborate formally with one another.

     Sales and Marketing. We believe that the marketing expertise and assistance of our management, consultants and strategic partners will offer our portfolio companies sufficient insight and expertise to draw traffic to their web sites and/or facilities. We will provide guidance to our companies' sales, marketing, product positioning and advertising efforts through regular meetings attended by the appropriate staff from each of our companies. We will employ a marketing staff to coordinate marketing resources for all our companies. We will also provide our companies with a centralized clearinghouse for marketing-related information, access to market research, advertising services, public relations functions, including promotion of our companies as members.

     Legal, Finance, Accounting and Human Resources. We will employ seasoned legal, finance and accounting professionals who will provide guidance to our companies in areas such as intellectual property protection, contracts, domain name negotiations, licensing, deal structuring and negotiating, corporate finance, accounting, treasury functions and financial reporting. We will also provide significant administrative and human resources assistance to our companies, including advice and support on tax preparation, payroll, benefits, hiring, human resource compliance, orientation and termination. We will host seminars on topics such as recent accounting pronouncements, copyright, trademark and domain name protection, employment law issues and stock option administration for all the relevant employees of our companies. In addition, as a result of the economies of scale provided, we will enable our portfolio companies to obtain favorable rates on insurance, health benefits and other services. We also will enable our companies to gain access to resources and discounted rates with professional service providers including accounting firms, law firms and public relations agencies.

     Financial Support. We help our companies raise capital from third parties by introducing them to appropriate investors. Through our affiliated venture capital funds and the relationships our management team maintains with a broad range of current and potential investors, we will be able to match providers of capital with appropriate business opportunities in our companies. We will also provide direct financial support in the form of early-stage investments and participation in later financing rounds.

     Analysis and Strategy for the Business Model. We will provide strategic direction and market intelligence to our portfolio companies concerning topics such as market positioning and competitive trends. We will do this at several levels within our organization. Our senior executives participate in frequent formal and informal communications with executives at the companies.

     The Company's Objective is Long-Term Assistance. We believe that we can enhance stockholder value by engaging in business with companies in which we own significant stakes over the long term. We intend to generate revenues and income primarily from the operation of our companies.

     Capitalize on the Strength of Our Management Team. We must continue to capitalize on our management, consulting and strategic partnership group. We believe that this group is an integrated management team with diverse experience and skills as its core strength. Our management team includes people who have created, built, operated and advised companies across a broad range of sizes and industries. We will recruit and motivate our team by providing a challenging, intense, collaborative, rewarding and open atmosphere. At every level, we will promote sharing of knowledge. Our shared incentives, physical architecture and philosophy foster an open atmosphere that we believe is attractive to talented people.

     We have concluded that our methodology, including our collective knowledge and resources, significantly differentiates our companies from their competitors. To ensure longer-term success, we must continue to invest in branding the method, our companies and the value of our overall portfolios. We intend to enhance public awareness of our portfolio companies by increasing our existing marketing efforts and continuing to develop successful projects.

Our Investment Objectives

     Our investment objective is to achieve capital appreciation from equity investments in our portfolio companies and from equity we receive for rendering advisory services to our client and portfolio companies. We also expect to receive revenues from our advisory and general contracting activities.

Principal Selection Strategies

     Our criteria for selecting portfolio companies is:

     >> Industry. Businesses involved in or enabling the development of B2B e-commerce, such as infrastructure service providers, market makers and solution providers.

     >> Geography. Companies located outside of the primary venture capital centers such as Silicon Valley and New England, based on the evaluation from the extensive database of our director Edward Romero.

     >> Company Stage. Newly formed companies that need assistance in developing their business strategies and management teams, and require "seed" level investment capital, and companies that are developed and require investment banking services to arrange later-stage financing or mergers and acquisitions or other financial advisory services.

     >> Solid-Core Management Team. Relevant industry experience, a history of accomplishment, and skills for managing a high growth business.

     >> Reasonable Valuation. Businesses which we believe have a reasonable valuation in light of the value of the current business and the risks involved in its development.

     We intend to assist in the growth of our portfolio companies by providing them with management assistance in strategy formation and development, executive recruiting and general business operations.

Our Growth Strategy

     Our strategy to grow our business is as follows:

     >> Expand our financial advisory and merchant banking activities in our client and portfolio companies and earn significant equity positions in our portfolio companies;

     >>   Increase our focus on the formation and development of new businesses;

     >> Selectively provide capital to clients in exchange for equity interests; and

     >> Participate in late-stage financing of our clients' expansion by managing a venture fund.

Competition

     The business in which we are engaged is highly competitive. Competition is based primarily on the quality of service and performance history. We will be competing with a large number of investment banking and merchant banking firms, as well as private equity funds, on a regional and local basis, many of which may have greater financial resources than we do. In addition, recently there has been increasing competition from other sources, such as commercial banks, insurance companies and consulting firms offering financial services.

Portfolio Transactions

     The capital stock we receive from portfolio companies is expected to be acquired primarily in private transactions negotiated directly with the portfolio company or with an affiliate. Our management will continue to be principally responsible for conducting negotiations with respect to our investments. As we have illustrated throughout this section of the Memorandum, captioned "History and Business," we will make available significant management assistance to our portfolio companies.

     We may invest a portion of our other assets in the publicly-traded securities of public companies. Such investments and other investments which are not "Qualifying assets" may not exceed 30 percent of the value of our total assets at the time of any such investment.

     Based on the amount of available funds from the proceeds of this offering, it is not likely that we will be able to acquire securities in a large number of companies, but we will select the most promising minority portfolio companies from a smaller selection for maximum diversification.

                                   MANAGEMENT

     The following contains certain biographical information with respect to our executive officers, directors, and national advisory board members.

         Name                            Position
         ----                            --------

   Wendell R. Stemley           President, Chief Executive Officer and Director
   Peter L. Carr                Chief Operating Officer and Director
   Muriel E. Certo              Secretary
   Malcolm D. Crawford          General Counsel
   Pamela Malone                Vice President of Marketing
   Margaret Richardson          Investment Advisor
   Theodore Woods               Director
   Yrma Rico                    Director

     Wendell R. Stemley. Mr. Stemley, age 40, is currently Executive Director of the National Association of Minority Contractors. Mr. Stemley was appointed Executive Director in 1998. Since his appointment, Mr. Stemley has developed business relationships between minority businesses and major corporations generating millions of dollars in minority business. Since 1995, Mr. Stemley has also served as the business development manager for Interlog Engineering, Inc. From 1992 to 1995, Mr. Stemley served as Director, Executive Vice President and Chief Operating Officer of Myriad Industries, Inc. Mr. Stemley worked together with an investment banker on the company's private placement and recapitalization when Myriad went public in 1992. Mr. Stemley founded his own company, Advanced Test Systems Inc. ("ATS"), in 1991, which was later acquired by Myriad prior to its recapitalization. Prior to organizing ATS, from 1989 to 1991, Mr. Stemley was employed by TRW Space Systems Group, which provided consulting services to the US Air Force, Ballistic Missile office. Mr. Stemley provided project management to Rockwell International, Northrop Electronics Division, Honeywell and Litton Industries, Inc. to maintain the Air Force's $50 million dollar Data Management System. From 1984 to 1989, Mr. Stemley was employed by General Dynamics Convair Division ("General Dynamics") as one of the principal software designers for the European Repair facility, NATO Support Group, in Brussels, Belgium. Prior to joining General Dynamics, from 1981 to 1984, Mr. Stemley worked as an avionics engineer for Boeing Aircraft Company, which developed navigational systems. Mr. Stemley obtained a Bachelor of Science degree from Southern University, completed his advanced studies in engineering management at Louisiana State University and is a member of the National Black MBA Association, Inc. In July 2000, Mr. Stemley was awarded a scholarship from American Airlines to attend the Tuck School of Business at Dartmouth University "Minority Business Executive Program." This prestigious seminar was supported by the Phillip Morris Companies Inc., the Ford Motor Company and the Deluxe Foundation together with over 100 of America's Fortune 500 Companies each of whom provided scholarships to America's leading spokesmen for minority business financing. Case studies were provided by Harvard University School of Business.

     Wendell R. Stemley has been one of the leading spokesmen for not only major corporations but state and federal agencies to publicize the fact that corporate America has the infrastructure in place to include minorities in their contracts being let for all of their operations. Mr. Stemley is a member of the San Diego Economic Development Committee which caused the city to inaugurate the "Minority Inclusion Program" in 1999, increasing minority participants in contracts from the previous $1 million a year to over $3 million in the following year.

     Muriel E. Certo is a co-founder and operator of C-Shoes in Vista, California, a company which has been primarily involved in the research and development of horseshoes and which also manufactures horseshoes for the hunter-jumper, pleasure horse, and harness horse markets. Prior to opening C-Shoes, Ms. Certo co-owned and operated Niagara Forge Inc. and 702911 Ontario Inc., companies which manufactured automobile parts, hand tools, and horseshoes for such companies as Walterscheid Agmaster, Sydney Dry Docks, Brunner Manufacturing, Gray Tool, ETF Tool, Bell Telephone, Volvo, and Rockwell International. In ten years these companies had become multimillion-dollar enterprises with over 20 employees. Ms. Certo has written articles for the Niagara Falls Review and Fort Erie Times Review and her poetry was published in Alpha Magazine. Ms. Certo also served as a director for the American Homeowner's Resource Center, a nonprofit organization dedicated to resolving homeowner association disputes and lobbied to change homeowner association legislation in Sacramento. Ms. Certo is currently completing her Juris Doctor Degree at Thomas Jefferson School of Law in San Diego, California where she is on the honor roll and served as president of the International Law Society. Ms. Certo studied Journalism at Niagara College and general studies at Mira Costa College.

     Malcolm D. Crawford, General Counsel is president of his Denver-based national corporate finance and securities law firm (since 1960). His law practice has focused on start-ups by African American and Hispanic companies. Mr. Crawford served as Legal/Financial Attache to the American Embassy in London, England, and Paris, France through presidential appointment; as Associate Professor of Law at the Universities of San Francisco and Denver Law School; and was a member of the Department of Economics at Yale College and Albertus Magnus College (New Haven, Connecticut). Mr. Crawford has been awarded a B.A. Degree in Economics/Finance (with Honors) from the University of Colorado; an M.A. degree from Harvard/Tufts Fletcher School of International Law and Diplomacy and a Juris Doctor Degree from the Yale Law School.

     Pamela Malone is currently the Marketing Manager for Badger Meter Inc. and oversees worldwide marketing, promotion, forecasting and profitability of residential meters and associated meter reading technologies (1997 - 2000); Honeywell-Microswitch Division as a Senior Product Management Specialist where she was responsible for global product positioning, portfolio management, and forecasting profitability (1995 - 1997); Pulse Engineering, Inc. as Product Marketing Engineer from 1993 to 1995; Tektronic Inc. as an Account Manager from 1988 to 1993; for Loral Instrumentation as a Sales Engineer from 1987 to 1988, and for General Dynamics-Convair as an ATE/Design Engineer. Her responsibilities with these firms varied from the sale of test and measurement instrumentation for specific customer applications to managing key commercial and defense industry accounts in Southern California. Ms. Malone has been awarded her BSEE from Marquette University School of Engineering, her MBA from the University of San Diego School of Business and her Juris Doctor degree from the University of San Diego School of Law.

     Margaret Richardson is currently employed with the Investment Services Group of Donaldson, Lufkin and Jenrette ("DLJ") which provides institutional products and services to a select group of individuals and companies. DLJ is one of America's leading full-service investment banking and financial services companies. Prior to joining DLJ, Ms. Richardson was employed by Goldman Sachs' Private Client Group where she developed financial strategies for high net-worth individuals. Ms. Richardson brings international experience through work in Hong Kong and Argentina as a consultant to investment banks and multinational corporations. Ms. Richardson was awarded an MBA from The Wharton School with a concentration in Finance

     Peter L. Carr is the Founder and President of Business Support Insurance Agency (1986 - Present), a broker, underwriter and surety for property and casualty insurance. Mr. Carr has served on the Small Business Association Bond Guarantee program for the United States Small Business Administration since 1992 during which time he has also served as a Presenter for state sponsored bonding workshops for the Louisiana Legislative Black Caucus, California State University and Triaxial Management Services. Mr. Carr is active as a member of the board of directors of Black Business Association, Associated General Contractors (emerging contractors chairman, 1997), National Association of Minority Contractors, Minority Business Opportunity Committee, Hispanic Business Association International, The National Forum for Black Public Administrators, and as president of the Business and Economic Access. Mr. Carr has been awarded a B.A. Degree from the University of California, Los Angeles and from the University of Southern California Graduate School of Public Administration.

     Theodore Woods, of Wichita, Kansas, who serves as Executive Director of the Law Mediation Center of Wichita, by appointment from the Family Court to provide intervention between conflicting parties to promote resolution of disputes; co-owner of WW Productions, a production company for jazz musicians; the owner of Woods Retail, one of the largest retail operations in the area; as well as the owner of T.A. Bear Productions, as a producer and writer for sports specials. Mr. Woods is also an associate with the Law Mediation Center at San Diego, California and has been awarded an M.S. Degree in Urban Studies from Kansas State University and a B.S. Degree in Psychology from Emporia State University.

     Yrma Rico, is Vice President and Manager of UNIVISION 50, a New York Stock Exchange Company and the leading national network of 23 television stations and radio stations; 57 owned and operated and 47 affiliated AM and FM radio stations; the publisher of the popular and oldest national Spanish newspaper Le Diaria and the owner of Vista Media, outdoor advertising. Univision 50/Entravision Media Empire reaches 80% of the Hispanic consumers throughout America.

Remuneration

     The Company has no current plans for compensation for officers and directors other than the President who has a three year Employment Agreement providing for initial compensation of $80,000 annually, will have an initial compensation of $80,000 per year. In addition, at such time as the Company has been capitalized and is generating revenues, the Company's Board of Directors will enter into compensation arrangements under terms consistent with industry guidelines for comparable business entities for all the Executives.

Principal Shareholders

     The following table represents the Class B Common Shares issued to management for services accorded to the Company, and to be given in lieu of cash compensation:

  Name                           Shares                     %
  ----                           ------                    ----
  Wendell R. Stemley            4,400,000                  60.7%
  Officers and Directors as
     a group (7 in number)      2,200,000                  39.3%
                                ---------                  -----

           Total                5,600,000                  100%
                                =========                  ====

Employee Incentive Stock Option Plan

     The shareholders and the directors, at their organizational meeting, adopted an Employee Incentive Stock Option Plan pursuant to the regulations of the Internal Revenue Service. The Plan provides for a pool of authorized, but unissued Series B common shares to be reserved for issuing to key executives, employees and consultants pursuant to the Plan. Up to 3,500,000 options may be granted. The Board of Directors plans to elect a compensation committee to award the options from time to time. Committee members may not be grantees while serving.

                             STRATEGIC PARTNERSHIPS

     The Company has entered into strategic partnerships with national minority business leaders encompassing financial planning, investment, banking and marketing.

     Angel Capital Electronic Network (ACE-Net) operates in connection with the University of California at San Diego. The Company will utilize ACE-Net, which provides precedent-setting solutions to the problem of raising equity capital for development-stage companies seeking investments in the range of $250,000 - $5 million. ACE-Net was developed at the recommendation of the 1995 White House Conference on Small Business to improve capital formation and regulatory climate for emerging companies who were limited in the ability to network with accredited investors and the cost of pursuing and closing these transactions. ACE-Net was developed in collaboration with the Securities and Exchange Commission and the state securities regulators comprising the initial North American Securities Administrators Association and the Small Business Administration's Office of Advocacy for developing an Internet forum for the listing of securities offerings of emerging companies.

     Donaldson, Lufkin & Jenrette, one of the leading investment banking and financial advisory institutions in the United States to supervise portfolio money management through the Los Angeles branch under the direction of Ms. Margaret Richardson, a graduate of the Wharton School of Business, will assist the company through their Cash Management Division and introduce the Company and its portfolio clients to DLJ's emerging venture capital organization known as the Sprout Group, and act as a consultant for capital formation for the Company's portfolio entrepreneurs.

     The Ford/Lincoln/Mercury Minority Dealers Association of South Field, Michigan.

     The National Association of Minority Contractors of Los Angeles, California, which includes major corporate partners, including Allstate Insurance, Amtrak, Bechtel, Hensel Phelps, Kaiser Permanante, McDonalds Corporation, Rite-Aid Pharmacy, Turner Construction, Wal-Mart Stores, and the Walt Disney Corporation.

     Black America Cinema Society of Los Angeles, California

     Eric Lincoln, Esq., President of Financial Freedom of Memphis, Inc. (a debt management/counseling firm) and President of Unique Solutions, Inc., a business and political consulting firm (1989 - 1999). Eric Lincoln has had a series of significant responsible positions starting with his careers of political consultant, administrative assistant to Congressman Harold Ford of Tennessee, President of Community Legal Clinic, Inc. and General Counsel of three minority-owned oiled companies. Mr. Lincoln is the son of America's premier Black academician, Dr. Eric Lincoln (deceased), professor of Emeritus of Duke University and author of Black Education in America. Eric Lincoln has a B.A. and a B.S. degree from Fisk University in Nashville and a Juris Doctorate degree from the University of Tennessee Law School. He is a member of the board of the Partnership for Sustainable Development; AmeriFirst Mortgage and a leading advocate and legal and business counsel to minority firms, having been responsible for the largest coal contract ever awarded to a minority firm from the Tennessee Valley Authority, and in establishing the first legal clinic in the South for minority participation.

                                 USE OF PROCEEDS

     With the minimum of $1,000,000 subscriptions from the sale of our Preferred Stock, Wendell Stemley will lease executive offices at Interlog's headquarters building in San Diego, California and direct his full-time efforts to implementing the first $3 million Company contract with the Disney Corporation for the new Disneyland Hotel in Anaheim, California.

     With the maximum $5,000,000 in subscriptions, Management has budgeted for the following:

                                               Minimum          Maximum
                                               -------          -------

   Ford Motor Company Dealerships              $  200,000      $1,000,000
   Company's Website and Advertising              150,000         500,000
   Bonding Fees and Equipment                     200,000         500,000
   Marketing(3)                                    20,000         850,000
   Salaries and Consultant Fees                   100,000       1,300,000
   Working Capital                                 30,000         350,000
                                               ----------       ---------

   Total                                       $1,000,000       $5,000,000
                                               ==========       ==========

(1) The Company's unexpended and uninvested funds will always be deposited in the DLJ Cash Management Account.
(2) Subject to due diligence by the Company and negotiating the terms of our equity ownership.
(3) Primarily through the Emerging Markets Magazine and Edward Romero's extensive nationwide database for direct mailing to their diverse-cultural executives.

                            DESCRIPTION OF SECURITIES

     The following statements constitute brief summaries of Black IPO's Certificate of Incorporation and Bylaws, as amended.

     The Company is authorized to issue twenty-five million (25,000,000) no par value common shares and five million (5,000,000) no par value preferred shares. There are 5,600,000 Class B Common Shares authorized to be issued to management, and no shares of preferred stock have been issued.

Common Stock

     The holders of the Class B and common shares are entitled to one vote per share with respect to all matters on which holders of the Company's common stock are entitled to vote. However, the Class B common shares are junior in priority to there Series A Preferred shares, who must receive an amount equal to the initial purchase price of their shares before the Class B common shareholders share pro-rata in any dividends or distribution of assets. We are currently offering $200,000 Shared Class A Common Shares in a Regulation D offering. Holders of the Class A common shares have the right to dividends from funds legally available, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of shares of Class A common shares upon liquidation, dissolution, or winding up of the affairs of the Company before distribution to the Class B common shares(and these Series A Preferred Shares). Holders of common stock do not have preemptive, subscriptive, or conversion rights. The common stock does not have cumulative voting rights. The existing Class B common shares have the power to retain control over the Company, despite the issuance of Class A Common shares pursuant to this Offering.

Preferred Stock

     The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of no par value preferred stock. The Board of Directors of the Company are authorized to issue the preferred stock from time-to-time in series and are further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

     The Board of Directors has authorized the issuance of two million (2,000,000) shares of Series A Convertible Preferred Stock at $2.50 per share to be offered and sold in a private offering as authorized by Regulation D, Rule 506 of the Securities Act of 1933, as amended. The Series A Convertible Preferred Stock has priority to dividends over the Class B common shares, and will share pro-rata with the Class A common shares until (1) the original purchaser has sold or transferred such shares, or until dividends have been paid, in cash or cash equivalent shares, to the original holder(s) equal to the initial purchase price. The Series A Convertible Preferred shares will may be converted to Class A Common Shares by a vote of a majority of the shares held by, the Holder Twelve months after issuance, and is automatically convert into Class A Common Stock upon the filing of a registration statement with the Commission.

                                LEGAL PROCEEDINGS

     Neither the Company nor any of its officers are involved in any legal proceedings relating to the affairs of the Company and none are threatened or contemplated.

                        FINANCIAL STATEMENTS AND EXPERTS

     The Company's financial statements have been prepared by Management and audited by Johnny Walker, Certified Public Accountant, 4533 W. Imperial Hwy., Inglewood, CA 80304, telephone _______________, fax _______________ whose report appears in reliance on this Prospectus as experts in financial matters.

                             ADDITIONAL INFORMATION

     The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith will be required to file periodic, quarterly and annual reports and other information with the Commission.



                      [This space intentionally left blank]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





                                 BLACK IPO, INC.
                             A MULTICULTURAL COMPANY
                          (A Development Stage Company)

                            INDEPENDENT AUDIT REPORT
                                       and
                              FINANCIAL STATEMENTS

                                      From
                                  July 1, 2000
                                       To
                                 March 31, 2001













                                  Johnny Walker
                          Certified Public Accountants
                       4533 West Imperial Highway, Suite A
                               Inglewood, CA 90304

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)


                                TABLE OF CONTENTS


                                                                     Page
                                                                     ----

I        Independent Audit Report                                     F-1

II       Financial Statements

         Balance Sheet                                                F-2
         State of Operations                                          F-3
         Statement of Cash Flows                                      F-4
         Statement of Stockholders' Equity                            F-5
         Notes to Financial Statements                                F-6

Johnny Walker, CPA ____________________________________________________________
CERTIFIED PUBLIC ACCOUNTANTS



                            INDEPENDENT AUDIT REPORT



Board of Directors and Stockholders
Black IPO, Inc. (a development stage company)

We have audited the accompanying balance sheets of Black IPO, Inc. (a development stage company) as of March 31, 2001, the related statements of operations, changes in stockholders' equity and cash flows for the periods from inception July 1, 2000 to March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Black IPO, Inc. as of March 31, 2001 and the results of their operations and their cash flows for the period from inception July 1, 2000 to March 31, 2001 in conformity with generally accepted accounting principles.





Inglewood, California
August 3, 2001

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                                  BALANCE SHEET
                                 March 31, 2001


                                                              March 31, 2001
                                                              --------------

ASSETS

         Cash                                                    $28,135
                                                                 -------

                  TOTAL ASSETS                                   $28,135
                                                                 =======

LIABILITIES and STOCKHOLDERS' EQUITY

Liabilities

         Provision for income taxes payable                      $ 3,694

         Accounts payable                                          4,319
                                                                 -------

                  Total liabilities                              $ 8,013

Stockholders' Equity

         Preferred stock, no par value,
             5,000,000 authorized, -0- issued

         Common stock, no par value,
             25,000,000 authorized, -0- issued

         Paid-in-capital                                           5,000

         Retained Earnings                                        15,122
                                                                 -------

                  Total stockholders' equity                     $20,122
                                                                 -------

                  TOTAL LIABILITIES and STOCKHOLDERS' EQUITY     $28,135
                                                                 =======



                                       BLACK IPO, INC.
                                  A Multicultural Company
                               (a development stage company)

                                  STATEMENT OF OPERATIONS
                       For the periods July 1, 2000 to March 31, 2001
                                        and for the
                     Period July 1, 2000 (inception) to March 31, 2001


                                                         For the Periods            July 1, 2000
                                                          July 1, 2000 to               to
                                                         March 31, 2001            March 31, 2001
                                                      ------------------           --------------

REVENUES
         Fees                                              $   82,000                 $   82,000
         Construction contract revenue                      3,380,749                  3,380,749
                                                           ----------                 ----------
                                                            3,462,749                  3,462,749
EXPENSES
         Automobile                                             5,260                      5,260
         Dues and subscriptions                                 1,150                      1,150
         Contributions                                          1,300                      1,300
         Job materials                                          1,479                      1,479
         Wages                                                  1,362                      1,362
         Liability insurance                                      468                        468
         Sub-contractors                                    3,401,950                  3,401,950
         Outside services                                      12,557                     12,557
         Accounting fees                                        1,750                      1,750
         Rent                                                   4,176                      4,176
         Telephone                                                695                        695
         Travel and meals                                       6,109                      6,109
         Office supplies                                        2,568                      2,568
         Professional development                               1,347                      1,347
         Miscellaneous                                          1,933                      1,933
                                                           ----------                 ----------
                                                            3,444,104                  3,444,104
                                                           ----------                 ----------

NET INCOME FROM OPERATIONS                                 $   18,645                 $   18,645

         Other income                                             171                        171
                                                           ----------                 ----------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                                             $   18,816                 $   18,816

         Provision for income taxes                             3,694                      3,694
                                                           ----------                 ----------

NET INCOME                                                 $   15,122                 $   15,122
                                                           ==========                 ==========

                                             F-3


                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                             STATEMENT OF CASH FLOWS
                 For the periods July 1, 2000 to March 31, 2001
                                   and for the
                Period July 1, 2000 (inception) to March 31, 2001


                                                         For the Periods          July 1, 2000
                                                         July 1, 2000 to                to
                                                          March 31, 2001         March 31, 2001
                                                          --------------         --------------


CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $15,122                 $15,122
    Adjustments to reconcile Net
      income to net cash provided by
      operations:
        Increase in accounts payable                            8,013                   8,013
                                                              -------                 -------

  NET CASH USED BY OPERATING ACTIVITIES                        23,135                  23,135
                                                              -------                 -------

CASH FLOWS FROM INVESTING                                         -0-                     -0-
                                                              -------                 -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Paid in capital                                               5,000                   5,000
                                                              -------                 -------

  NET CASH PROVIDED BY FINANCING ACTIVITIES                     5,000                   5,000
                                                              -------                 -------

                  NET INCREASE (DECREASE) IN CASH              28,135                  28,135

                  CASH AT BEGINNING OF PERIOD                     -0-                     -0-
                                                              -------                 -------

                  CASH AT END OF PERIOD                       $28,135                 $28,135
                                                              =======                 =======



                                              F-4

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
             Period from July 1, 2000 (inception) to March 31, 2001



Beginning stockholders' equity                                           $   -0-

   Preferred stock, no par value,
      5,000,000 authorized, -0- issued                                       -0-

   Common stock, no par value,
      25,000,000 authorized, -0- issued                                      -0-

   Paid -in-capital                                                        5,000

   Retained earnings                                                      15,122
                                                                         -------

Ending stockholders' equity                                              $20,122
                                                                         =======

BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2001



NOTE 1 - General and Summary of Significant Accounting Policies

     Nature of operations

     Black IPO, Inc was incorporated under the laws of the state of Colorado in May 2000. The company directly contributes to and participates in the development of minority/multi-cultural businesses, economic growth and job creation with its investments in minority owned businesses/communities, that Black IPO, Inc. will sponsor, incubate, supervise, and mentor. The company will develop a business relationship with major corporations, state and federal agencies, along with business advisory board experts to encourage the formation of new high growth businesses in the "Old Economy" communications, electronics, construction, engineering, manufacturing and high tech industries, and "New Economy" (internet/technology). Black IPO, Inc. will negotiate contracts with major corporations and governmental agencies for the benefit of minority sub-contractors. Black IPO will develop entrepreneurial ideas into highly focused and successful businesses by integrating qualified minority entrepreneurs with currently available contracts. They will create a Minority Inclusion program to include minorities in business opportunities that most minority entrepreneurs are yet to be aware of. Currently, Black IPO, Inc. is negotiating construction contracts with major U.S. Corporations, and in the future will be involved in other projects. Black IPO, Inc. will supervise all projects based on the negotiated contracts.

     Use of estimates

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from these estimates.

     Revenue recognition

     Revenue is recognized based on the percentage of completion method. Under this method, estimated contract revenues are accrued generally, based on the percentage that costs-to-date bear to total estimated costs, taking into consideration physical completion. As costs are incurred during the completion of the contract, revenues are recognized based on the percentage of the contract completed. Black IPO, Inc. reports revenues based upon the gross amount billed to a customer. In addition, Black IPO, Inc. receives fees based on this method of income recognition. If a current estimate of total contract costs indicates a loss on a contract, the projected losses are recognized in full when determined. During the periods July 1, 2000 to March 31, 2001, and

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)
                                 March 31, 2001



     cumulative from inception July 1, 2000 to March 31, 2001 the company billed and recognized gross revenues of $3,462,749.

     Sub-contractor expenses

     Black IPO, Inc. negotiates all contracts with a general contractor on behalf of the sub-contractors for the work to be completed. As expenses are incurred the costs are accumulated and invoiced based on the percentage completed by the sub-contractor. Black IPO, Inc. invoices the general contractor(s) and a check is made for the work completed based on the amount invoiced. The general contractor makes the check in the name of Black IPO, Inc. and the sub-contractor who has completed the work. Black IPO, Inc. signs the check and forwards it to the sub-contractor. Black IPO, Inc. recognizes the gross amount received as income, as well as an expense, categorized sub-contractor, for that amount invoiced on behalf of the sub-contractor relating to the completed work. During the periods July 1, 2000 to March 31, 2001, and cumulative from inception July 1, 2000 to March 31, 2001 the company invoiced, received, and recognized gross revenues of $3,462,749 and related sub-contractor expenses of $3,380,749 for work completed.

NOTE 2 - Cash and Cash Equivalents

     The company considers all highly liquid cash investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of United States Government obligations.

     As of March 31, 2001 the company did not have investments in securities.

NOTE 3 - Notes Payable

     The Company made an accounts payable loan with R.D. Chancey on January 2, 2001 in the amount of $10,000 with no interest rate or maturity date shown. As of March 31, 2001 the balance of that note was $4,319.

NOTE 4 - Related Party Transactions

     The President, Chief Executive Officer of the company gave $5,000 to get the operations started October 6, 2000. There is no note for this amount, and it has been classified as contributed capital.

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)
                                 March 31, 2001



NOTE 5 - Contracts

     Black IPO, Inc. had two contracts during this reporting period, one with the Disney Company and one with R.J. Noble Company (a general contractor). The contract with the Disney Company was for $15,000, and R.J. Noble Company for $3,446,573. As of March 31, 2001, Black IPO, Inc. received $15,000 from the Disney Company and $3,447,749 from the R.J. Noble Company.

NOTE 6 - Capital Structure

     Preferred Stock

     The company has 5,000,000 shares of preferred stock (no par) authorized. The Board of Directors has authority to issue and to fix the designation preferences, powers, and other rights, as it deems appropriate. No shares of preferred stock are outstanding.

     Common Stock

     Black IPO, Inc. has 25,000,000 shares of common stock (no par) authorized. Common stock has one vote per share for the election of directors and all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting, preemptive, redemption, or conversion rights. There are two classes of common stock, Class A and Class B. Class B common shares are junior in priority to the Class A common shares. Class B common shares will be issued to officers, directors, employees, and consultants at a future date. No shares of common stock are outstanding.

NOTE 7 - Development Stage Operations

     The Corporation was formed May 2000. There are nine principal board members, who have invested time, talent, and money to initiate the corporation. Although, the corporation was formed in Colorado, its base for operations is located within an office in San Diego, California. Operations began July 1, 2000, and prior to this date their primary concerns were in advertising the opening of the company to potential customers, obligating vendors for future projects, and facilitating administrative functions.

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)
                                 March 31, 2001



NOTE 8 - Income Taxes

     The company accounts for income taxes pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to accounting for income taxes. The provision for income taxes consisted of the following components:

              Current Income Taxes

                Federal                                   $  2,823
                State                                          871
                                                          --------

              Total Current Income Taxes                  $  3,694
                                                          ========

NOTE 9 - Leasing Agreements

     The company leases office space at 6125 Imperial Avenue, San Diego, CA 92114 from the Black Contractors Association (BCA), on a month-to-month bases at $400/month.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14. Other Expenses of Issuance and Distribution

     Expenses in connection with the issuance and distribution of the common stock being registered hereunder other than underwriting commissions and expenses, are estimated below.


Registration fee                                       $       1,450.00
Printing expenses                                              5,000.00
Accounting fees and expenses                                  10,000.00
Legal fees and expenses                                       65,000.00
Auditing fee                                                   2,500.00
State securities fees                                         10,000.00
Stock Transfer Escrow Agent Fees                               3,500.00
Miscellaneous expenses                                         5,000.00
                                                     ------------------

Total                                                $       102,450.00
                                                     ==================

               Item 15. Indemnification of Directors and Officers

The Colorado statutes grant to Black IPO the power to indemnify the officers and directors of Black IPO, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Black IPO and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

         Our bylaws provide as follows:

     Black IPO shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Black IPO, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of Black IPO or is or was serving at the request of Black IPO as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of Black IPO and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of Black IPO and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Black IPO shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Black IPO to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Black IPO or is or was serving at the request of Black IPO as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of Black IPO; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Black IPO unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of Black IPO has been successful on the merits in defense of any action, suit, or proceeding referred to in the first two paragraphs of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the first two paragraphs of this Article VII (unless ordered by a court) shall be made by Black IPO only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said first two paragraphs. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by the shareholders.

Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by Black IPO in advance of the final disposition of such action, suit, or proceeding as authorized in this Article VII upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by Black IPO as authorized in this Article VII.

The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Black IPO or who is or was serving at the request of Black IPO as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Black IPO would have the power to indemnify him against such liability under the provisions of this Article VII.


                             Item 16. Exhibit Index

(3)       Articles of Incorporation*
(3.1)     Bylaws
(4.1)     Specimen certificate for Class A shares of Common stock*
 5.1)     Consent and Opinion of Malcolm Crawford regarding legality of securities registered under this Registration Statement and to the references to such attorney in the prospectus filed as part of this Registration Statement
(10)      Material Contracts
           10.1   Employment Agreements
                  10.4(1)   Wendell R. Stemley
           10.2   Key Employee Incentive Stock Option Plan
 (23)     Consent and Opinion of Johnny Walker,
           independent certified public accountants and experts in accounting
(24)      Power of Attorney from Directors*


*  To be filed by amendment

                              Item 17. Undertaking.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) To supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, we shall file a post-effective amendment to state the terms of such offering.

         (c)      Not applicable.

         (d) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.




                      [This space intentionally left blank]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California as of the 5th day of August, 2001.

                                            Black IPO


                                            By  /s/  Wendell R. Stemley
                                                --------------------------------
                                                     Wendell R. Stemley
                                                     President, Chief Executive
                                                     Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned persons, in any capacity, hereby severally constitutes a majority of the Board of Directors.



Signature                   Title                                      Date
---------                   -----                                      ----

/s/  Wendell R. Stemley    President, Chief Executive Officer     August 5, 2001
-----------------------    and Director
Wendell R. Stemley


/s/  Peter L. Carr         Director                               August 5, 2001
-----------------------
Peter L. Carr


/s/  Theodore Woods        Director                               August 5, 2001
-----------------------
Theodore Woods


/s/  Yrma Rico             Director                               August 5, 2001
-----------------------
Yrma Rico